Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2006, except for Note 26, as to which the date is May 1, 2006, with respect to the consolidated and combined financial statements and schedule of Tronox Incorporated included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-133757) and related Prospectus of Tronox Worldwide LLC and Tronox Finance Corp. for the registration of $350 million of 9 ½% Senior Notes due 2012.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

June 1, 2006